News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2025 RESULTS

Clearfield, Pennsylvania – July 22, 2025

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and six months ended June 30, 2025.

Key Financial Trends

•Earnings - Net income available to common shareholders ("earnings") was $12.9 million, or $0.61 per diluted share, and $10.4 million, or $0.50 per diluted share, for the three months ended June 30, 2025 and March 31, 2025, respectively.

◦Excluding after-tax merger costs, earnings were $13.2 million, or $0.63 per diluted share, for the three months ended June 30, 2025, reflecting an increase of $1.3 million, or 11.31%, and $0.06 per diluted share, or 10.53%, compared to earnings of $11.9 million, or $0.57 per diluted share, for the three months ended March 31, 2025.1

•Loans - At June 30, 2025, loans totaled $4.7 billion, excluding the balances of syndicated loans, representing a quarterly increase of $113.7 million, or 2.50% (10.04% annualized), compared to March 31, 2025.

•Deposits - At June 30, 2025, total deposits were $5.5 billion, reflecting a quarterly increase of $7.0 million, or 0.13% (0.51% annualized), compared to March 31, 2025.

◦The second quarter of 2025 included the exits/reductions of higher cost municipal deposits totaling approximately $77.7 million. Excluding the impact of these exits/reductions, total deposits increased approximately $84.7 million or 1.55% (6.22% annualized), compared to the first quarter of 2025.1

•Net Interest Margin - Net interest margin was 3.60% for the three months ended June 30, 2025, compared to 3.38% for the three months ended March 31, 2025. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.59% and 3.37%, for the three months ended June 30, 2025 and March 31, 2025, respectively.1

•Credit Quality - Total nonperforming assets were approximately $30.4 million, or 0.48% of total assets, as of June 30, 2025, compared to $56.1 million, or 0.89% of total assets, as of March 31, 2025. The $25.7 million decrease in nonperforming assets for the three months ended June 30, 2025, was primarily due to the resolution of approximately $24.1 million in non-performing assets, as discussed in more detail below.

◦Net loan charge-offs were $3.3 million, or 0.28% (annualized) of average total loans and loans held for sale, for the three months ended June 30 2025, compared to $1.4 million, or 0.13% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2025.

•Capital - As of June 30, 2025, the Corporation’s ratio of common shareholders' equity to total assets was 9.17% compared to 9.00% at March 31, 2025. As of June 30, 2025 and March 31, 2025, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.53% and 8.36%, respectively.1

Executive Summary

•Net income available to common shareholders ("earnings") was $12.9 million, or $0.61 per diluted share, and $10.4 million, or $0.50 per diluted share, for the three months ended June 30, 2025 and March 31, 2025, respectively. Excluding after-tax merger costs, earnings were $13.2 million, or $0.63 per diluted share, for the three months ended June 30, 2025, reflecting an increase of $1.3 million, or 11.31%, and $0.06 per diluted share, or 10.53%, compared to earnings of $11.9 million, or $0.57 per diluted share, for the three months ended March 31, 2025.1 The quarterly increase was a result of an increase in net interest income and non-interest income, and a decrease in non-interest expense, partially offset by an increase in the provision for credit losses, as discussed in more detail below. Excluding after-tax merger costs in the second quarter 2025, earnings and diluted earnings per share when compared to earnings of $11.9 million, or $0.56 per diluted share, in the quarter ended June 30, 2024, increased $1.4 million, or 11.41%, and $0.07 per diluted share, or 12.50%, due to an increase in net interest income and non-interest income, partially offset by increases in non-interest expense and the provision for credit losses.1

•Earnings were $23.3 million, or $1.10 per diluted share, for the six months ended June 30, 2025. Excluding after-tax merger costs, earnings were $25.1 million, or $1.19 per diluted share, for the six months ended June 30, 2025, reflecting an increase of $1.7 million, or 7.37%, and $0.08 per diluted share, or 7.21%, compared to earnings of $23.4 million, or $1.11 per diluted share, for the six months ended June 30, 2024.1 The year-to-date increase was a result of an increase in net interest income, partially offset by a decrease in non-interest income, and increases in non-interest expense and the provision for credit losses, as discussed in more detail below.

•At June 30, 2025, loans totaled $4.7 billion, excluding the balances of syndicated loans. This total of $4.7 billion in loans represented a quarterly increase of $113.7 million, or 2.50% (10.04% annualized), compared to March 31, 2025, and a year-over-year increase of $228.7 million, or 5.17%, compared to June 30, 2024. The increase in loans for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and the year-over-year increase in loans as of June 30, 2025, compared to June 30, 2024, was primarily driven by growth in the ERIEBANK, Ridge View Bank, BankOnBuffalo, and the legacy CNB markets, as well as CNB Bank's Private Banking division.

◦At June 30, 2025, the syndicated loan portfolio totaled $78.9 million, or 1.67% of total loans, compared to $69.2 million, or 1.50% of total loans, at March 31, 2025 and $53.9 million, or 1.20% of total loans, at June 30, 2024. The increase in syndicated lending balances of $9.7 million compared to March 31, 2025 and $25.0 million compared to June 30, 2024 reflects the Corporation's continued focus on evaluating the level and composition of its syndicated loan portfolio to ensure it continues to provide strong credit quality, profitable use of excess liquidity, and complement the Corporation’s loan growth from its in-market customer relationships.

•At June 30, 2025, total deposits were $5.5 billion, reflecting a quarterly increase of $7.0 million, or 0.13% (0.51% annualized), compared to March 31, 2025, and a year-over-year increase of $356.2 million, or 6.97%, compared to total deposits measured as of June 30, 2024. The growth in total deposits in the second quarter of 2025 includes the exit/reductions of higher cost municipal deposits totaling approximately $77.7 million. Excluding the impact of these exit/reductions, total deposits increased approximately $84.7 million or 1.55% (6.22% annualized).1 The increase in deposit balances for the quarter ended June 30, 2025, compared to the quarter ended March 31, 2025, and the year-over-year increase in deposit balances as of June 30, 2025, was driven primarily by higher Treasury Management sourced business and municipal deposits, coupled with growth in retail accounts, including time deposits. Additional deposit and liquidity profile details were as follows:

◦At June 30, 2025, the total estimated uninsured deposits for CNB Bank were approximately $1.6 billion, or approximately 28.62% of total CNB Bank deposits. However, when excluding $103.5 million of affiliate company deposits and $509.0 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $982.0 million, or approximately 17.63% of total CNB Bank deposits as of June 30, 2025.

▪The level of adjusted uninsured deposits at June 30, 2025 remained relatively unchanged, compared to the level at March 31, 2025, when the total estimated uninsured deposits for CNB Bank were approximately $1.6 billion, or approximately 27.94% of total CNB Bank deposits. Excluding $101.9 million of affiliate company deposits and $481.2 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits were approximately $971.1 million, or approximately 17.46% of total CNB Bank deposits as of March 31, 2025.

◦At June 30, 2025, the average deposit balance per account for CNB Bank was approximately $34 thousand, which has remained stable at this level for an extended period.

◦At June 30, 2025, the Corporation had $332.2 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with collective contingent liquidity resources of $4.6 billion including (i) available borrowing capacity from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, resulted in the total available liquidity sources for the Corporation as of June 30, 2025 to be approximately 5.1 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At June 30, 2025, March 31, 2025, and June 30, 2024, the Corporation had no outstanding short-term borrowings from the FHLB or the Federal Reserve's Discount Window.

•At June 30, 2025, the Corporation's pre-tax net unrealized losses on the combined portfolios of available-for-sale and held-to-maturity securities totaled $55.6 million, or 8.73% of total shareholders' equity, compared to $61.7 million, or 9.88% of total shareholders' equity, at March 31, 2025, and $84.1 million, or 14.33% of total shareholders' equity, at June 30, 2024. The change in unrealized losses during the first second quarter 2025 was primarily due to changes in the yield curve compared to the first quarter of 2024 and second quarter of 2024, coupled with the Corporation’s scheduled bond maturities, which were all realized at par. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of June 30, 2025, March 31, 2025, and June 30, 2024 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation continued to maintain excess liquidity at its holding company totaling approximately $102.2 million of liquid funds at June 30, 2025, which more than covers the $55.6 million in combined available-for-sale and held-to-maturity unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank, if necessary.

•Total nonperforming assets were approximately $30.4 million, or 0.48% of total assets, as of June 30, 2025, compared to $56.1 million, or 0.89% of total assets, as of March 31, 2025, and $36.5 million, or 0.62% of total assets, as of June 30, 2024. The $25.7 million decrease in nonperforming assets for the three months ended June 30, 2025, compared to the three months ended March 31, 2025 was primarily due to paydowns to workout-related efforts on two larger nonaccrual loan relationships, and resulting charge-offs on these workouts and other smaller problem loans. The most significant charge-offs were $1.5 million for an owner-occupied commercial real estate relationship (balance of approximately $3.8 million with a specific reserve balance of $1.4 million) and a $1.1 million charge-off of a multifamily commercial real estate loan (balance of approximately $20.3 million with a specific reserve balance of $885 thousand). The $6.2 million decrease in nonperforming assets at June 30, 2025 compared to June 30, 2024 was due to charge-off of the owner-occupied commercial real estate relationship previously discussed, coupled with paydowns to nonaccrual loans. For the three months ended June 30, 2025, net loan charge-offs were $3.3 million, or 0.28% (annualized) of average total loans and loans held for sale, compared to $1.4 million, or 0.13% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2025, and $2.8 million, or 0.25% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2024.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $21.6 million for the three months ended June 30, 2025 and $15.9 million for the three months ended March 31, 2025.1 Excluding merger costs, PPNR was $21.9 million for the three months ended June 30, 2025, compared to $17.4 million and $18.6 million for the three months ended March 31, 2025 and June 30, 2024, respectively.1 The second quarter 2025 PPNR, excluding merger costs, when compared to the first quarter of 2025, reflected increases in net interest income and non-interest income and a decrease in non-interest expense. The increase in PPNR for the three months ended June 30, 2025, compared to the three months ended June 30, 2024 was primarily attributable to higher net interest income, partially offset by an increase in non-interest expenses. PPNR was $37.5 million for the six months ended June 30, 2025.1 Excluding merger costs, PPNR was $39.4 million for the six months ended June 30, 2025, compared to $35.3 million for the six months ended June 30, 2024.1 The year-to-date 2025 PPNR, excluding merger costs, when compared to the year-to-date 2024 PPNR, reflected increases in net interest income, partially offset by a decrease in non-interest income and an increase in non-interest expense.

1 This release contains references to certain financial measures that are not defined by U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Michael Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, “Favorably, our second quarter earnings and growth reflected the positive momentum of continued commercial loan growth and demand that we saw at the end of the first quarter with both existing relationships and new prospects. This momentum included realized deposit and relationship growth based in our Treasury Management activities, as evidenced by favorable growth in our noninterest-bearing deposits. These volume increases in our core net interest income components were complemented by increases in our average loan yield and continued decreases in our cost of interest-bearing funds, resulting in a favorable 22 basis point increase in our taxable-equivalent net interest margin compared to the first quarter. We continue to see both a sound loan pipeline and opportunities for further cost-of-fund interest reductions as we enter the third quarter. Importantly, as we release these second quarter earnings, we are ready to close and begin the integration of our acquisition of ESSA Bancorp, Inc. and its subsidiary, ESSA Bank and Trust (collectively, “ESSA”), with legal merger close scheduled to occur at the end of day on July 23, 2025. The addition of this wonderful franchise and related employee team will add significantly to CNB’s earning-asset base and market footprint, allowing us to deliver great banking and wealth management experiences for clients in the Northeastern Pennsylvania markets served by ESSA. In addition to the increased net interest income earning and growth capabilities we expect from our business combination, we look to continue to focus on tightly managing the Corporation’s core overhead, while realizing economies-of-scale cost efficiencies from the ESSA acquisition, as we look to realize both increased positive operating leverage and further accretion to our net interest margin and overall earnings. We are honored to welcome the clients, employees, and investors from ESSA to our CNB family."

Other Balance Sheet Highlights

•Book value per common share was $27.44 and $27.01 at June 30, 2025 and March 31, 2025, respectively. Excluding after-tax merger costs, book value per common share was $27.53, reflecting an increase of $0.45, or 6.67% (annualized), from $27.08 at March 31, 2025 and a year-over-year increase of $2.34, or 9.29%, from $25.19 at June 30, 2024.1 Tangible book value per common share, a non-GAAP measure, was $25.35 and $24.91 as of June 30, 2025 and March 31, 2025, respectively. Excluding after-tax merger costs, tangible book value per common share, a non-GAAP measure, was $25.44, reflecting an increase of $0.46, or 7.39% (annualized) from $24.98 as of March 31, 2025 and a year-over-year increase of $2.35, or 10.18%, from $23.09 as of June 30, 2024.1 The increases in book value per common share and tangible book value per common share, excluding after-tax merger costs, from March 31, 2025 to June 30, 2025 were primarily due to a $9.1 million increase in retained earnings, coupled with a $3.0 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the second quarter of 2025. The increases in book value per common share and tangible book value per common share, excluding after-tax merger costs, from June 30, 2024 to June 30, 2025 were primarily due to a $35.0 million increase in retained earnings over the twelve months ended June 30, 2025 coupled with a $13.9 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the past twelve months.

Loan Portfolio Profile

•As part of its lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and to identify any concentration risk issues that could lead to additional credit loss exposure. An important and recurring part of this process involves the Corporation’s continued measurement and evaluation of its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even given the Corporation’s historically sound underwriting protocols and high credit quality standards for borrowers in the commercial real estate industry segments, the Corporation monitors numerous relevant sensitivity elements, including occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At June 30, 2025, the Corporation had the following key metrics related to its office, hospitality and multifamily portfolios:

◦Commercial office loans:
▪There were 113 outstanding loans, totaling $111.1 million, or 2.35% of total Corporation loans outstanding;
▪There were no nonaccrual commercial office loans;
▪There were two past-due commercial office loans that totaled $209 thousand, or 0.19% of total commercial office loans outstanding; and
▪The average outstanding balance per commercial office loan was $983 thousand.

◦Commercial hospitality loans:
▪There were 156 outstanding loans, totaling $321.2 million, or 6.79% of total Corporation loans outstanding;
▪There were no nonaccrual commercial hospitality loans;
▪There were no past-due commercial hospitality loans; and
▪The average outstanding balance per commercial hospitality loan was $2.1 million.

◦Commercial multifamily loans:
▪There were 223 outstanding loans, totaling $405.4 million, or 8.57% of total Corporation loans outstanding;
▪There was one nonaccrual and past-due commercial multifamily loan that totaled $199 thousand, or 0.05% of total multifamily loans outstanding; and
▪The average outstanding balance per commercial multifamily loan was $1.8 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be high volatility commercial real estate ("HVCRE") credits.

Performance Ratios

•Annualized return on average equity was 8.83% and 7.52% for the three months ended June 30, 2025 and March 31, 2025, respectively. Excluding after-tax merger costs, annualized return on average equity was 9.06% for the three months ended June 30, 2025, compared to 8.49% and 8.94% for the three months ended March 31, 2025 and June 30, 2024, respectively.1 Annualized return on average equity was 8.18% for the six months ended June 30, 2025. Excluding after-tax merger costs, annualized return on average equity was 8.78% for the six months ended June 30, 2025, compared to 8.86% for the six months ended June 30, 2024.1

•Annualized return on average tangible common equity, a non-GAAP measure, was 9.71% and 8.15% for the three months ended June 30, 2025 and March 31, 2025, respectively. Excluding after-tax merger costs, annualized return on average tangible common equity was 9.98% for the three months ended June 30, 2025, compared to 9.32% and 9.93% for the three months ended March 31, 2025 and June 30, 2024, respectively.1 Annualized return on average tangible common equity was 8.95% for the six months ended June 30, 2025. Excluding after-tax merger costs, annualized return on average tangible common equity was 9.66% for the six months ended June 30, 2025, compared to 9.85% for the six months ended June 30, 2024.1

•The Corporation's efficiency ratio was 64.73% and 72.07% for the three months ended June 30, 2025 and March 31, 2025, respectively, and 64.08% and 71.28%, respectively, on a fully tax-equivalent basis, a non-GAAP measure.1 Excluding merger costs, the efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 63.50%, compared to 68.62% and 65.20% for the three months ended March 31, 2025 and June 30, 2024, respectively.1 The quarter-over-quarter decrease was primarily driven by higher net interest income and non-interest income and decreased non-interest expense, as further discussed below. The year-over-year decrease was primarily driven by an increase in net interest income, partially offset by an increase in non-interest expense. The Corporation's efficiency ratio was 68.27% for the six months ended June 30, 2025, and 67.55% on a fully tax-equivalent basis, a non-GAAP measure.1 Excluding merger costs, the efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 65.97%, compared to 66.74% for the six months ended June 30, 2024.1 The year-over-year decrease was primarily driven by higher net interest income, partially offset by higher non-interest expense.

Revenue

•Total revenue (net interest income plus non-interest income) was $61.2 million for the three months ended June 30, 2025, an increase when compared to $56.9 million and $54.6 million for the three months ended March 31, 2025 and June 30, 2024, respectively.

◦Net interest income was $52.2 million for the three months ended June 30, 2025, compared to $48.4 million and $45.7 million for the three months ended March 31, 2025 and June 30, 2024, respectively. When comparing the second quarter of 2025 to the first quarter of 2025, the increase in net interest income of $3.8 million, or 7.78% (31.19% annualized), was primarily due to the change in the earning asset mix from interest-bearing deposits to loans, coupled with changes in the yield curve.

◦Net interest margin was 3.60%, 3.38%, and 3.36% for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.59%, 3.37% and 3.34% for the three months ended June 30, 2025, March 31, 2025, and June 30, 2024, respectively.1

▪The yield on earning assets of 5.89% for the three months ended June 30, 2025 increased 16 basis points from March 31, 2025 and was unchanged compared to June 30, 2024. The increase in yield in the second quarter of 2025 compared to quarter end Mach 31, 2025 was attributable to quarter-over-quarter increases in the yield on both the loan and securities portfolios.

▪The cost of interest-bearing liabilities was 2.88% for the three months ended June 30, 2025, representing a decrease of 5 basis points from March 31, 2025 and a 29 basis points from June 30, 2024. The decrease in the cost of interest-bearing liabilities is primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases in response to the Federal Reserve rate decreases since mid-September 2024.

•Total revenue was $118.1 million for the six months ended June 30, 2025 compared to $108.8 million for the six months ended June 30, 2024.

◦Net interest income was $100.6 million for the six months ended June 30, 2025 compared to $90.9 million for the six months ended June 30, 2024. When comparing the six months ended June 30, 2025 to the six months ended June 30, 2024, the increase in net interest income of $9.7 million, or 10.65% (21.37% annualized), was due to investment and loan growth.

◦Net interest margin was 3.49% and 3.38% for the six months ended June 30, 2025 and June 30, 2024, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.48% and 3.36% for the six months ended June 30, 2025 and June 30, 2024, respectively.1

▪The yield on earning assets of 5.81% for the six months ended June 30, 2025 decreased 4 basis points from June 30, 2024. The decrease in yield compared to June 30, 2024 was attributable to lower loan yields on variable and floating-rate loans following the three Federal Reserve rate decreases totaling 100 basis points since mid-September 2024.

▪The cost of interest-bearing liabilities of 2.90% for the six months ended June 30, 2025 decreased 20 basis points from June 30, 2024, primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases in response to the Federal Reserve rate decreases since mid-September 2024.

•Total non-interest income was $9.0 million for the three months ended June 30, 2025 compared to $8.5 million and $8.9 million for the three months ended March 31, 2025 and June 30, 2024, respectively. The quarter-over-quarter increase was primarily attributable to an increase in wealth and asset management fees, bank owned life insurance revenue (death benefit), and an improvement in unrealized gains on equity securities, partially offset by lower pass-through income from small business investment companies ("SBICs"). The increase year-over-year in non-interest income was primarily due to increases in bank owned life insurance (death benefit) and an improvement in unrealized gains on equity securities, partially offset by lower other charges and fees, coupled with lower pass-through income from SBICs.

•Total non-interest income was $17.5 million for the six months ended June 30, 2025 compared to $17.8 million for the six months ended June 30, 2024. This decrease was primarily due to lower other charges and fees, coupled with lower pass-through income from SBICs, partially offset by an increase in unrealized gains on equity securities, bank owned life insurance revenue (death benefit) and card processing and interchange income.

Non-Interest Expense

•For the three months ended June 30, 2025 and March 31, 2025 total non-interest expense was $39.6 million and $41.0 million, respectively. Excluding merger costs, total non-interest expense for the three months ended June 30, 2025 was $39.3 million, compared to $39.5 million and $36.0 million for the three months ended March 31, 2025 and June 30, 2024, respectively.1 Excluding merger costs, the decrease of $249 thousand, or 0.63%, from the three months ended March 31, 2025, was primarily driven by a decrease in salaries and benefits, due to a decrease in staffing levels, coupled with retirement plan contribution accruals. The Corporation tightly managed its core back-office staffing levels in anticipation of the impact of staffing additions from the planned ESSA acquisition. Excluding merger costs, the $3.3 million increase in non-interest expense compared to the three months ended June 30, 2024 was primarily driven by higher salaries and benefits, reflecting increased incentive compensation accruals and retirement plan contribution accruals. Additionally, occupancy expense increased, primarily due to higher rent expense related to three additional full-service office locations, coupled with an increase in card processing and interchange expenses and other non-interest expenses (timing of business development expenses). The increase in card processing and interchange expenses related to the changes made by the Corporation to its cardholder rewards program during the second quarter 2024.

•For the six months ended June 30, 2025 total non-interest expense was $80.7 million. Excluding merger costs, total non-interest expense was $78.8 million, compared to $73.4 million for the six months ended June 30, 2024. Excluding merger costs, the increase of $5.4 million, or 7.30%, from the six months ended June 30, 2024, was primarily driven by higher salaries and benefits, reflecting increased base salaries for inflationary annual increases, higher incentive compensation accruals, and increased retirement plan contribution accruals. Additionally, occupancy expense increased, primarily due to higher rent expense related to three additional full-service office locations, coupled with an increase in card processing and interchange expenses and other non-interest expenses (timing of business development expenses).

Income Taxes

•Income tax expense for the three months ended June 30, 2025 was $3.3 million, representing a 19.10% effective tax rate, compared to $2.9 million, representing a 19.96% effective tax rate, for the three months ended March 31, 2025, and $3.0 million, representing an 19.03% effective tax rate, for the three months ended June 30, 2024. The effective tax rate for the first and second quarters of 2025 was impacted by non-deductible merger costs of $1.3 million and $357 thousand, respectively. Income tax expense for the six months ended June 30, 2025 was $6.2 million, representing a 19.49% effective tax rate, compared to $5.9 million, representing a 18.70% effective tax rate, for the six months ended June 30, 2025.

Asset Quality

•Total nonperforming assets were approximately $30.4 million, or 0.48% of total assets, as of June 30, 2025, compared to $56.1 million, or 0.89% of total assets, as of March 31, 2025, and $36.5 million, or 0.62% of total assets, as of June 30, 2024, as discussed in more detail above.

•The allowance for credit losses measured as a percentage of total loans was 1.02% as of June 30, 2025, compared to 1.03% as of as of March 31, 2025, and 1.02% as of June 30, 2024. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 169.52% as of June 30, 2025, compared to 87.57% and 130.88% as of March 31, 2025 and June 30, 2024, respectively. The change in the allowance for credit losses as a percentage of nonaccrual loans was primarily attributable to the levels of nonperforming assets, as discussed in more detail above.

•The provision for credit losses was $4.3 million for the three months ended June 30, 2025, compared to $1.6 million and $2.6 million for the three months ended March 31, 2025 and June 30, 2024, respectively. The $2.8 million and $1.7 million increases in the provision expense for the second quarter of 2025 compared to the first quarter of 2025 and second quarter 2024, respectively, were primarily a result of increased net loan charge-offs, as discussed in more detail above, coupled with higher loan portfolio growth. The provision for credit losses was $5.9 million for the six months ended June 30, 2025, compared to $3.9 million for the six months ended June 30, 2024. The $2.0 million increase in the provision expense for the first six months of 2025 compared to the first six months of 2024 was primarily a result of higher loan portfolio growth for the six months ended June 30, 2025 compared to the six months ended June 30, 2024, coupled with increased net loan charge-offs, as discussed above.

•As discussed in more detail above, for the three months ended June 30, 2025, net loan charge-offs were $3.3 million, or 0.28% (annualized) of average total loans and loans held for sale, compared to $1.4 million, or 0.13% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2025, and $2.8 million, or 0.25% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2024.

•For the six months ended June 30, 2025, net loan charge-offs were $4.7 million, or 0.21% (annualized) of average total loans and loans held for sale, compared to $4.1 million, or 0.19% (annualized) of average total loans and loans held for sale, during the six months ended June 30, 2024.

Capital

•As of June 30, 2025, the Corporation’s total shareholders’ equity was $637.3 million, representing an increase of $12.8 million, or 2.05% (8.20% annualized), from March 31, 2025, and an increase of $50.6 million, or 8.62%, from June 30, 2024. The changes resulted from an increase in the Corporation's retained earnings (net income, partially offset by the common and preferred stock dividends paid) and a decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of June 30, 2025, consistent with prior periods.

•As of June 30, 2025, the Corporation’s ratio of common shareholders' equity to total assets was 9.17% compared to 9.00% at March 31, 2025 and 8.99% at June 30, 2024. As of June 30, 2025 and March 31, 2025, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.53% and 8.36%, respectively. Excluding merger costs, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, as of June 30, 2025 was 8.56% compared to 8.38% at March 31, 2025 and 8.30% at June 30, 2024.1 The increase in the June 30, 2025 ratio of tangible common equity to tangible assets compared to March 31, 2025 and June 30, 2024 was primarily the result of a decrease in accumulated other comprehensive loss, coupled with an increase in retained earnings, as discussed above.1

Recent Events

•On January 10, 2025, the Corporation announced that the Corporation and CNB Bank entered into a definitive merger agreement (the “Merger Agreement”) with ESSA Bancorp, Inc. (“ESSA”) and ESSA Bank and Trust in an all-stock transaction. Under the terms of the Merger Agreement, each outstanding share of ESSA common stock will be converted into the right to receive 0.8547 shares of the Corporation’s common stock. On June 30, 2025, the Corporation and ESSA announced they have received the requisite bank regulatory approvals and waivers from the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities and the Federal Reserve Bank of Philadelphia necessary for CNB to complete its acquisition of ESSA and ESSA Bank & Trust. The transaction is currently expected to close July 23, 2025, subject to customary closing conditions.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $6.3 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office, one drive-up office, one mobile office, and 55 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iv) effectiveness of our data security controls in the face of cyber attacks and any reputational risks following a cybersecurity incident; (v) changes in general business, industry or economic conditions or competition; (vi) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vii) adverse economic effects from international trade disputes, including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation, or similar events impacting economic activity; (viii) the possibility that CNB and ESSA may be unable to achieve expected synergies and operating efficiencies in the merger within the executed timeframes or at all or to successfully integrate ESSA operations and those of CNB; (ix) higher than expected costs or other difficulties related to integration of combined or merged businesses; (x) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xi) changes in the quality or composition of our loan and investment portfolios; (xii) adequacy of loan loss reserves; (xiii) increased competition; (xiv) loss of certain key officers; (xv) deposit attrition; (xvi) rapidly changing technology; (xvii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xviii) changes in the cost of funds, demand for loan products or demand for financial services; and (xix) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Income Statement
Interest and fees on loans	$75,408	$72,379	$72,142	$147,787	$143,655
Interest and dividends on securities and cash and cash equivalents	10,363	10,000	8,510	20,363	14,902
Interest expense	(33,574)	(33,948)	(34,935)	(67,522)	(67,618)
Net interest income	52,197	48,431	45,717	100,628	90,939
Provision for credit losses	4,338	1,556	2,591	5,894	3,911
Net interest income after provision for credit losses	47,859	46,875	43,126	94,734	87,028
Non-interest income
Wealth and asset management fees	2,109	1,796	2,007	3,905	3,809
Service charges on deposit accounts	1,656	1,714	1,794	3,370	3,488
Other service charges and fees	427	510	712	937	1,407
Net realized gains on available-for-sale securities	—	—	—	—	—
Net realized and unrealized gains (losses) on equity securities	567	(249)	(80)	318	111
Mortgage banking	172	96	187	268	383
Bank owned life insurance	976	760	784	1,736	1,551
Card processing and interchange income	2,278	2,107	2,187	4,385	4,203
Other non-interest income	823	1,773	1,274	2,596	2,868
Total non-interest income	9,008	8,507	8,865	17,515	17,820
Non-interest expenses
Salaries and benefits	19,348	20,564	17,676	39,912	36,463
Net occupancy expense of premises	4,032	4,038	3,580	8,070	7,220
Technology expense	5,462	5,378	5,573	10,840	10,645
Advertising expense	556	514	553	1,070	1,238
State and local taxes	1,301	1,292	1,237	2,593	2,380
Legal, professional, and examination fees	997	849	1,119	1,846	2,291
FDIC insurance premiums	937	985	1,018	1,922	2,008
Card processing and interchange expenses	1,253	1,160	878	2,413	2,057
Merger costs	357	1,529	—	1,886	—
Other non-interest expense	5,374	4,729	4,355	10,103	9,111
Total non-interest expenses	39,617	41,038	35,989	80,655	73,413
Income before income taxes	17,250	14,344	16,002	31,594	31,435
Income tax expense	3,294	2,863	3,045	6,157	5,878
Net income	13,956	11,481	12,957	25,437	25,557
Preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407

Ending shares outstanding	21,119,894	20,980,245	20,998,117	21,119,894	20,980,245
Average diluted common shares outstanding	20,952,891	20,925,388	20,893,396	20,939,424	20,890,203
Diluted earnings per common share	$0.61	$0.50	$0.56	$1.10	$1.11
Adjusted diluted earnings per common share, net of merger costs (non-GAAP) (1)	$0.63	$0.57	$0.56	$1.19	$1.11
Cash dividends per common share	$0.180	$0.180	$0.175	$0.360	$0.350
Dividend payout ratio	30%	36%	31%	33%	32%
Adjusted dividend payout ratio, net of merger costs (non-GAAP) (1)	29%	32%	31%	30%	32%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Average Balances
Total loans and loans held for sale	$4,668,051	$4,591,395	$4,441,633	$4,629,956	$4,435,246
Investment securities	803,082	798,427	734,087	800,722	732,710
Total earning assets	5,817,121	5,803,526	5,465,645	5,810,364	5,407,954
Total assets	6,235,036	6,220,575	5,854,978	6,227,901	5,792,485
Noninterest-bearing deposits	829,328	814,441	761,270	821,927	749,124
Interest-bearing deposits	4,558,732	4,574,700	4,321,678	4,566,673	4,275,406
Shareholders' equity	633,848	619,409	583,221	626,739	579,991
Tangible common shareholders' equity (non-GAAP) (1)	532,005	517,550	481,309	524,888	478,069

Average Yields (annualized)
Total loans and loans held for sale	6.50%	6.41%	6.55%	6.46%	6.53%
Investment securities	2.83%	2.75%	2.14%	2.79%	2.08%
Total earning assets	5.89%	5.73%	5.89%	5.81%	5.85%
Interest-bearing deposits	2.84%	2.89%	3.15%	2.87%	3.07%
Interest-bearing liabilities	2.88%	2.93%	3.17%	2.90%	3.10%

Performance Ratios (annualized)
Return on average assets	0.90%	0.75%	0.89%	0.82%	0.89%
Adjusted return on average assets, net of merger costs (non-GAAP) (1)	0.92%	0.85%	0.89%	0.88%	0.89%
Return on average equity	8.83%	7.52%	8.94%	8.18%	8.86%
Adjusted return on average equity, net of merger costs (non-GAAP) (1)	9.06%	8.49%	8.94%	8.78%	8.86%
Return on average tangible common equity (non-GAAP) (1)	9.71%	8.15%	9.93%	8.95%	9.85%
Adjusted return on average tangible common equity (non-GAAP) (1)	9.98%	9.32%	9.93%	9.66%	9.85%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.59%	3.37%	3.34%	3.48%	3.36%
Efficiency ratio, fully tax equivalent basis (non-GAAP) (1)	64.08%	71.28%	65.20%	67.55%	66.74%
Adjusted efficiency ratio, fully tax equivalent basis (non-GAAP) (1)	63.50%	68.62%	65.20%	65.97%	66.74%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$2,848	$926	$2,348	$3,774	$3,226
Holiday Financial net loan charge-offs	455	513	456	968	922
Total Corporation net loan charge-offs	$3,303	$1,439	$2,804	$4,742	$4,148
Annualized net loan charge-offs / average total loans and loans held for sale	0.28%	0.13%	0.25%	0.21%	0.19%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2025	March 31, 2025	June 30, 2024
Ending Balance Sheet
Cash and due from banks	$88,721	$68,745	$56,031
Interest-bearing deposits with Federal Reserve	332,214	447,053	271,943
Interest-bearing deposits with other financial institutions	4,476	4,359	3,171
Total cash and cash equivalents	425,411	520,157	331,145
Debt securities available-for-sale, at fair value	523,198	516,412	359,900
Debt securities held-to-maturity, at amortized cost	270,032	282,159	354,569
Equity securities	10,937	10,293	9,654
Loans held for sale	833	860	642
Loans receivable
Syndicated loans	78,936	69,189	53,938
Loans	4,654,484	4,540,820	4,425,754
Total loans receivable	4,733,420	4,610,009	4,479,692
Less: allowance for credit losses	(48,329)	(47,357)	(45,532)
Net loans receivable	4,685,091	4,562,652	4,434,160
Goodwill and other intangibles	43,874	43,874	43,874
Core deposit intangible	173	190	241
Other assets	358,928	358,911	352,386
Total Assets	$6,318,477	$6,295,508	$5,886,571

Noninterest-bearing demand deposits	$855,788	$842,398	$762,918
Interest-bearing demand deposits	698,902	719,460	693,074
Savings	3,162,515	3,160,618	3,140,505
Certificates of deposit	749,877	737,602	514,348
Total deposits	5,467,082	5,460,078	5,110,845
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,722	84,646	84,419
Other liabilities	108,772	105,656	83,987
Total liabilities	5,681,196	5,671,000	5,299,871
Common stock	—	—	—
Preferred stock	57,785	57,785	57,785
Additional paid in capital	218,375	220,254	218,756
Retained earnings	397,004	387,925	361,987
Treasury stock	(2,420)	(4,944)	(4,438)
Accumulated other comprehensive loss	(33,463)	(36,512)	(47,390)
Total shareholders' equity	637,281	624,508	586,700
Total liabilities and shareholders' equity	$6,318,477	$6,295,508	$5,886,571

Book value per common share	$27.44	$27.01	$25.19
Adjusted book value per common share (non-GAAP) (1)	$27.53	$27.08	$25.19
Tangible book value per common share (non-GAAP) (1)	$25.35	$24.91	$23.09
Adjusted tangible book value per common share (non-GAAP) (1)	$25.44	$24.98	$23.09

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2025	March 31, 2025	June 30, 2024
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.53%	8.36%	8.30%
Adjusted tangible common equity / tangible assets (non-GAAP) (1)	8.56%	8.38%	8.30%
Tier 1 leverage ratio (2)	10.42%	10.27%	10.56%
Common equity tier 1 ratio (2)	11.78%	11.85%	11.71%
Tier 1 risk-based ratio (2)	13.38%	13.50%	13.41%
Total risk-based ratio (2)	16.14%	16.30%	16.20%

Asset Quality Detail
Nonaccrual loans	$28,509	$54,079	$34,788
Loans 90+ days past due and accruing	256	308	112
Total nonperforming loans	28,765	54,387	34,900
Other real estate owned	1,624	1,664	1,641
Total nonperforming assets	$30,389	$56,051	$36,541

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.64%	1.22%	0.82%
Nonperforming assets / Total assets	0.48%	0.89%	0.62%
Ratio of allowance for credit losses on loans to nonaccrual loans	169.52%	87.57%	130.88%
Allowance for credit losses / Total loans	1.02%	1.03%	1.02%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of June 30, 2025 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$771,152	2.82%	$5,696	$765,654	2.73%	$5,461	$702,036	2.09%	$3,941
Tax-exempt (1) (2) (4)	24,260	2.64	174	25,345	2.69	181	25,088	2.59	178
Equity securities (1) (2)	7,670	5.44	104	7,428	5.84	107	6,963	5.72	99
Total securities (4)	803,082	2.83	5,974	798,427	2.75	5,749	734,087	2.14	4,218
Loans receivable:
Commercial (2) (3)	1,473,560	6.71	24,664	1,466,323	6.74	24,369	1,416,476	6.85	24,133
Commercial & residential mortgages and loans held for sale (2) (3)	3,068,519	6.18	47,295	3,001,317	6.02	44,572	2,897,473	6.15	44,331
Consumer (3)	125,972	11.72	3,681	123,755	12.01	3,665	127,684	12.17	3,863
Total loans receivable (3)	4,668,051	6.50	75,640	4,591,395	6.41	72,606	4,441,633	6.55	72,327
Interest-bearing deposits with the Federal Reserve and other financial institutions	345,988	5.13	4,422	413,704	4.20	4,284	289,925	5.99	4,321
Total earning assets	5,817,121	5.89	$86,036	5,803,526	5.73	$82,639	5,465,645	5.89	$80,866
Noninterest-bearing assets:
Cash and due from banks	58,530			58,152			53,710
Premises and equipment	129,093			129,188			112,386
Other assets	277,241			277,051			268,930
Allowance for credit losses	(46,949)			(47,342)			(45,693)
Total non interest-bearing assets	417,915			417,049			389,333
TOTAL ASSETS	$6,235,036			$6,220,575			$5,854,978
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$707,932	0.97%	$1,719	$704,874	0.88%	$1,527	$713,431	0.76%	$1,342
Savings	3,107,520	3.01	23,286	3,131,697	3.09	23,840	3,097,598	3.57	27,464
Time	743,280	3.92	7,271	738,129	3.99	7,267	510,649	3.93	4,988
Total interest-bearing deposits	4,558,732	2.84	32,276	4,574,700	2.89	32,634	4,321,678	3.15	33,794
Short-term borrowings	—	0.00	—	—	0.00	—	—	0.00	—
Finance lease liabilities	16,861	5.28	222	15,143	6.32	236	259	4.66	3
Subordinated notes and debentures	105,304	4.10	1,076	105,228	4.15	1,078	105,001	4.36	1,138
Total interest-bearing liabilities	4,680,897	2.88	$33,574	4,695,071	2.93	$33,948	4,426,938	3.17	$34,935
Demand—noninterest-bearing	829,328			814,441			761,270
Other liabilities	90,963			91,654			83,549
Total Liabilities	5,601,188			5,601,166			5,271,757
Shareholders’ equity	633,848			619,409			583,221
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,235,036			$6,220,575			$5,854,978
Interest income/Earning assets		5.89%	$86,036		5.73%	$82,639		5.89%	$80,866
Interest expense/Interest-bearing liabilities		2.88	33,574		2.93	33,948		3.17	34,935
Net interest spread		3.01%	$52,462		2.80%	$48,691		2.72%	$45,931
Interest income/Earning assets		5.89%	86,036		5.73%	82,639		5.89%	80,866
Interest expense/Earning assets		2.30	33,574		2.36	33,948		2.55	34,935
Net interest margin (fully tax-equivalent)		3.59%	$52,462		3.37%	$48,691		3.34%	$45,931

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024 was $265 thousand, $260 thousand and $214 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024 was $(42.6) million, $(48.1) million and $(59.2) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Six Months Ended,
	June 30, 2025			June 30, 2024
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$768,379	2.77%	$11,157	$699,431	2.02%	$7,592
Tax-exempt (1) (2) (4)	24,800	2.66	354	26,415	2.59	369
Equity securities (1) (2)	7,543	5.64	211	6,864	5.68	194
Total securities (4)	800,722	2.79	11,722	732,710	2.08	8,155
Loans receivable:
Commercial (2) (3)	1,469,962	6.73	49,033	1,423,097	6.88	48,652
Commercial & residential mortgages and loans held for sale (2) (3)	3,035,103	6.10	91,868	2,883,824	6.12	87,734
Consumer (3)	124,891	11.86	7,346	128,325	11.97	7,641
Total loans receivable (3)	4,629,956	6.46	148,247	4,435,246	6.53	144,027
Interest-bearing deposits with the Federal Reserve and other financial institutions	379,686	4.62	8,706	239,998	5.70	6,806
Total earning assets	5,810,364	5.81	$168,675	5,407,954	5.85	$158,988
Noninterest-bearing assets:
Cash and due from banks	58,337			53,611
Premises and equipment	129,141			111,199
Other assets	277,203			265,453
Allowance for credit losses	(47,144)			(45,732)
Total non interest-bearing assets	417,537			384,531
TOTAL ASSETS	$6,227,901			$5,792,485
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$706,412	0.93%	$3,246	$726,681	0.70%	$2,537
Savings	3,119,542	3.05	47,126	3,031,438	3.52	53,075
Time	740,719	3.96	14,538	517,287	3.78	9,730
Total interest-bearing deposits	4,566,673	2.87	64,910	4,275,406	3.07	65,342
Short-term borrowings	—	0.00	—	—	0.00	—
Finance lease liabilities	16,005	5.77	458	271	4.45	6
Subordinated notes and debentures	105,266	4.13	2,154	104,963	4.35	2,270
Total interest-bearing liabilities	4,687,944	2.90	$67,522	4,380,640	3.10	$67,618
Demand—noninterest-bearing	821,927			749,124
Other liabilities	91,291			82,730
Total Liabilities	5,601,162			5,212,494
Shareholders’ equity	626,739			579,991
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,227,901			$5,792,485
Interest income/Earning assets		5.81%	$168,675		5.85%	$158,988
Interest expense/Interest-bearing liabilities		2.90	67,522		3.10	67,618
Net interest spread		2.91%	$101,153		2.75%	$91,370
Interest income/Earning assets		5.81%	168,675		5.85%	158,988
Interest expense/Earning assets		2.33	67,522		2.49	67,618
Net interest margin (fully tax-equivalent)		3.48%	$101,153		3.36%	$91,370

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the six months ended June 30, 2025 and 2024, was $525 thousand and $431 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the six months ended June 30, 2025 and 2024 was $(45.3) million and $(57.2) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of merger costs, net of tax (non-GAAP):
Merger costs - non deductible	$357	$1,327	$—	$1,684	$—

Merger costs - deductible	—	202	—	202	—
Statutory federal tax rate	21%	21%	21%	21%	21%
Tax benefit of merger costs (non-GAAP)	—	42	—	42	—
Merger costs - deductible, net of tax	—	160	—	160	—

Merger costs, net of tax (non-GAAP)	$357	$1,487	$—	$1,844	$—

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of net income available to common (GAAP):
Net income	$13,956	$11,481	$12,957	$25,437	$25,557
Less: preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407

Adjusted calculation of net income available to common (non-GAAP):
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407
Add: Merger costs, net of tax (non-GAAP)	357	1,487	—	1,844	—
Adjusted net income available to common shareholders (non-GAAP)	$13,238	$11,893	$11,882	$25,131	$23,407

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of PPNR (non-GAAP): (1)
Net interest income	$52,197	$48,431	$45,717	$100,628	$90,939
Add: Non-interest income	9,008	8,507	8,865	17,515	17,820
Less: Non-interest expense	39,617	41,038	35,989	80,655	73,413
PPNR (non-GAAP)	$21,588	$15,900	$18,593	$37,488	$35,346

Adjusted calculation of PPNR (non-GAAP): (1)
Net interest income	$52,197	$48,431	$45,717	$100,628	$90,939
Add: Non-interest income	9,008	8,507	8,865	17,515	17,820
Less: Non-interest expense	39,617	41,038	35,989	80,655	73,413
Add: Merger costs	357	1,529	—	1,886	—
Adjusted PPNR (non-GAAP)	$21,945	$17,429	$18,593	$39,374	$35,346

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Basic earnings per common share computation:
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407
Less: net income available to common shareholders allocated to participating securities	120	57	101	199	192
Net income available to common shareholders allocated to common stock	$12,761	$10,349	$11,781	$23,088	$23,215

Weighted average common shares outstanding, including shares considered participating securities	21,053	20,981	21,005	21,018	20,992
Less: Average participating securities	172	114	174	144	165
Weighted average shares	20,881	20,867	20,831	20,874	20,827
Basic earnings per common share	$0.61	$0.50	$0.57	$1.11	$1.12

Diluted earnings per common share computation:
Net income available to common shareholders allocated to common stock	$12,761	$10,349	$11,781	$23,088	$23,215

Weighted average common shares outstanding for basic earnings per common share	20,881	20,867	20,831	20,874	20,827
Add: Dilutive effect of stock compensation	72	58	62	65	63
Weighted average shares and dilutive potential common shares	20,953	20,925	20,893	20,939	20,890
Diluted earnings per common share	$0.61	$0.50	$0.56	$1.10	$1.11

Adjusted basic earnings per common share computation (non-GAAP):
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407
Add: Merger costs, net of tax (non-GAAP)	357	1,487	—	1,844	—
Less: net income available to common shareholders allocated to participating securities	120	57	101	199	192
Less: Adjustment to net income available to common shareholders allocated to participating securities for merger cost impact, net of tax (non-GAAP)	3	8	—	12	—
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$13,115	$11,828	$11,781	$24,920	$23,215

Weighted average common shares outstanding, including shares considered participating securities	21,053	20,981	21,005	21,018	20,992
Less: Average participating securities	172	114	174	144	165
Weighted average shares	20,881	20,867	20,831	20,874	20,827
Adjusted basic earnings per common share (non-GAAP)	$0.63	$0.57	$0.57	$1.19	$1.12

Adjusted diluted earnings per common share computation (non-GAAP):
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$13,115	$11,828	$11,781	$24,920	$23,215

Weighted average common shares outstanding for basic earnings per common share	20,881	20,867	20,831	20,874	20,827
Add: Dilutive effect of stock compensation	72	58	62	65	63
Weighted average shares and dilutive potential common shares	20,953	20,925	20,893	20,939	20,890
Adjusted diluted earnings per common share (non-GAAP)	$0.63	$0.57	$0.56	$1.19	$1.11

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of dividend payout ratio:
Cash dividends per common share	$0.180	$0.180	$0.175	$0.360	$0.350
Diluted earnings per common share	0.61	0.50	0.56	1.10	1.11
Dividend payout ratio	30%	36%	31%	33%	32%

Adjusted calculation of dividend payout ratio (non-GAAP):
Cash dividends per common share	$0.180	$0.180	$0.175	$0.360	$0.350
Adjusted diluted earnings per common share (non-GAAP)	0.63	0.57	0.56	1.19	1.11
Adjusted dividend payout ratio (non-GAAP)	29%	32%	31%	30%	32%

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of net interest margin:
Interest income	$85,771	$82,379	$80,652	$168,150	$158,557
Interest expense	33,574	33,948	34,935	67,522	67,618
Net interest income	$52,197	$48,431	$45,717	$100,628	$90,939

Average total earning assets	$5,817,121	$5,803,526	$5,465,645	$5,810,364	$5,407,954

Net interest margin (GAAP) (annualized)	3.60%	3.38%	3.36%	3.49%	3.38%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$85,771	$82,379	$80,652	$168,150	$158,557
Tax equivalent adjustment (non-GAAP)	265	260	214	525	431
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	86,036	82,639	80,866	168,675	158,988
Interest expense	33,574	33,948	34,935	67,522	67,618
Net interest income (fully tax equivalent basis) (non-GAAP)	$52,462	$48,691	$45,931	$101,153	$91,370

Average total earning assets	$5,817,121	$5,803,526	$5,465,645	$5,810,364	$5,407,954
Less: average mark to market adjustment on investments (non-GAAP)	(42,592)	(48,070)	(59,225)	(45,317)	(57,186)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,859,713	$5,851,596	$5,524,870	$5,855,681	$5,465,140

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.59%	3.37%	3.34%	3.48%	3.36%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	June 30, 2025	March 31, 2025	June 30, 2024
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$637,281	$624,508	$586,700
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	579,496	566,723	528,915
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	173	190	241
Tangible common equity (non-GAAP)	$535,449	$522,659	$484,800

Total assets	$6,318,477	$6,295,508	$5,886,571
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	173	190	241
Tangible assets (non-GAAP)	$6,274,430	$6,251,444	$5,842,456

Ending shares outstanding	21,119,894	20,980,245	20,998,117

Book value per common share (GAAP)	$27.44	$27.01	$25.19
Tangible book value per common share (non-GAAP)	$25.35	$24.91	$23.09

Common shareholders' equity / Total assets (GAAP)	9.17%	9.00%	8.99%
Tangible common equity / Tangible assets (non-GAAP)	8.53%	8.36%	8.30%

Adjusted calculation of book value per common share (non-GAAP):
Common shareholders' equity	$579,496	$566,723	$528,915
Add: Merger costs, net of tax (non-GAAP)	1,844	1,487	—
Adjusted common shareholders' equity (non-GAAP)	$581,340	$568,210	$528,915

Ending shares outstanding	21,119,894	20,980,245	20,998,117

Adjusted book value per common share (non-GAAP)	$27.53	$27.08	$25.19

Adjusted calculation of tangible book value per common share (non-GAAP):
Tangible common equity (non-GAAP)	$535,449	$522,659	$484,800
Add: Merger costs, net of tax (non-GAAP)	1,844	1,487	—
Adjusted tangible common equity (non-GAAP)	$537,293	$524,146	$484,800

Ending shares outstanding	21,119,894	20,980,245	20,998,117

Adjusted tangible book value per common share (non-GAAP)	$25.44	$24.98	$23.09

Adjusted calculation of tangible common equity / tangible assets (non-GAAP):
Adjusted common shareholders' equity (non-GAAP)	$537,293	$524,146	$484,800

Tangible assets (non-GAAP)	$6,274,430	$6,251,444	$5,842,456
Add: Merger costs (non-GAAP)	1,886	1,529	—
Adjusted tangible assets (non-GAAP)	$6,276,316	$6,252,973	$5,842,456

Adjusted tangible common equity / Adjusted tangible assets (non-GAAP)	8.56%	8.38%	8.30%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of efficiency ratio:
Non-interest expense	$39,617	$41,038	$35,989	$80,655	$73,413

Non-interest income	$9,008	$8,507	$8,865	$17,515	$17,820
Net interest income	52,197	48,431	45,717	100,628	90,939
Total revenue	$61,205	$56,938	$54,582	$118,143	$108,759
Efficiency ratio	64.73%	72.07%	65.94%	68.27%	67.50%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$39,617	$41,038	$35,989	$80,655	$73,413
Less: core deposit intangible amortization	16	17	19	33	39
Adjusted non-interest expense (non-GAAP)	$39,601	$41,021	$35,970	$80,622	$73,374

Non-interest income	$9,008	$8,507	$8,865	$17,515	$17,820

Net interest income	$52,197	$48,431	$45,717	$100,628	$90,939
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,451	1,464	1,318	2,915	2,655
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	2,046	2,076	1,902	4,122	3,834
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	52,792	49,043	46,301	101,835	92,118
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$61,800	$57,550	$55,166	$119,350	$109,938

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	64.08%	71.28%	65.20%	67.55%	66.74%

Adjusted calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Adjusted non-interest expense (non-GAAP)	$39,601	$41,021	$35,970	$80,622	$73,374
Less: Merger costs (non-GAAP)	357	1,529	—	1,886	—
Adjusted non-interest expense (non-GAAP)	$39,244	$39,492	$35,970	$78,736	$73,374

Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$61,800	$57,550	$55,166	$119,350	$109,938

Adjusted efficiency ratio (fully tax equivalent basis) (non-GAAP)	63.50%	68.62%	65.20%	65.97%	66.74%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of return on average assets:
Net income	$13,956	$11,481	$12,957	$25,437	$25,557
Average total assets	$6,235,036	$6,220,575	$5,854,978	$6,227,901	$5,792,485

Return on average assets (GAAP) (annualized)	0.90%	0.75%	0.89%	0.82%	0.89%

Adjusted calculation of return on average assets (non-GAAP):
Net income	$13,956	$11,481	$12,957	$25,437	$25,557
Add: Merger costs, net of tax (non-GAAP)	357	1,487	—	1,844	—
Adjusted net income	$14,313	$12,968	$12,957	$27,281	$25,557
Average total assets	$6,235,036	$6,220,575	$5,854,978	$6,227,901	$5,792,485

Adjusted return on average assets (non-GAAP) (annualized)	0.92%	0.85%	0.89%	0.88%	0.89%

	June 30, 2025	March 31, 2025	June 30, 2024
Calculation of total deposits
Total deposits	$5,467,082	$5,460,078	$5,110,845

Adjusted calculation of total deposits (non-GAAP):
Total deposits	$5,467,082	$5,460,078	$5,110,845
Add: High cost municipal deposits	77,690	—	—
Adjusted total deposits (non-GAAP)	$5,544,772	$5,460,078	$5,110,845

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of return on average tangible common equity (non-GAAP):
Net income	$13,956	$11,481	$12,957	$25,437	$25,557
Less: preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407

Average shareholders' equity	$633,848	$619,409	$583,221	$626,739	$579,991
Less: average goodwill & intangibles	44,058	44,074	44,127	44,066	44,137
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Average tangible common shareholders' equity (non-GAAP)	$532,005	$517,550	$481,309	$524,888	$478,069

Return on average equity (GAAP) (annualized)	8.83%	7.52%	8.94%	8.18%	8.86%
Return on average common equity (GAAP) (annualized)	8.97%	7.51%	9.10%	8.25%	9.01%
Return on average tangible common equity (non-GAAP) (annualized)	9.71%	8.15%	9.93%	8.95%	9.85%

Adjusted calculation of return on average equity (non-GAAP):
Net income	$13,956	$11,481	$12,957	$25,437	$25,557
Add: Merger costs, net of tax (non-GAAP)	357	1,487	—	1,844	—
Adjusted net income (non-GAAP)	$14,313	$12,968	$12,957	$27,281	$25,557

Average shareholders' equity	$633,848	$619,409	$583,221	$626,739	$579,991

Adjusted return on average equity (non-GAAP) (annualized)	9.06%	8.49%	8.94%	8.78%	8.86%

Adjusted calculation of return on average tangible common equity (non-GAAP):
Net income available to common shareholders	$12,881	$10,406	$11,882	$23,287	$23,407
Add: Merger costs, net of tax (non-GAAP)	357	1,487	—	1,844	—
Adjusted net income available to common shareholders	$13,238	$11,893	$11,882	$25,131	$23,407

Average tangible common shareholders' equity (non-GAAP)	$532,005	$517,550	$481,309	$524,888	$478,069

Adjusted return on average tangible common equity (non-GAAP) (annualized)	9.98%	9.32%	9.93%	9.66%	9.85%